As filed with the Securities and Exchange Commission June 23, 2005,

Registration No. 333-___

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REGISTRATION STATEMENT
ON FORM S-8
Under
THE SECURITIES ACT OF 1933

SAFENET, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	52-1287752
(State of other jurisdiction of	(I.R.S Employer Identification No.)
incorporation or organization)

4690 Millennium Drive
Belcamp, MD 21017
(Address of Principal Executive Offices)(Zip Code)

COMMON STOCK OF SAFENET, INC. ISSUABLE UPON EXERCISE OF OPTIONS ASSUMED BY SAFENET, INC. IN
CONNECTION WITH THAT CERTAIN AGREEMENT AND PLAN OF REORGANIZATION BY AND AMONG SAFENET, INC.,
SIDECAST MERGER CORP., MEDIASENTRY, INC., THE SHAREHOLDERS’ REPRESENTATIVE OF THE SHAREHOLDERS OF
MEDIASENTRY, INC. AND CERTAIN OF THE SHAREHOLDERS OF MEDIASENTRY, INC., DATED AS OF JUNE 1, 2005
(THE “MERGER AGREEMENT”), WHICH WERE ORIGINALLY ISSUED UNDER THE FOLLOWING STOCK OPTION PLANS:

MEDIASENTRY, INC. 2004 EQUITY INCENTIVE PLAN
INDIVIDUAL STOCK OPTION AGREEMENTS
(Full titles of the plan)

Mr. Anthony A. Caputo
Chairman and Chief Executive Officer
SAFENET, INC.
4690 Millennium Drive
Belcamp, MD 21017
(443) 327-7500
(Name, address and telephone number of agent for service)

Copies to:
Elizabeth R. Hughes, Esq.
Venable LLP
Two Hopkins Plaza
Baltimore, MD 21201
(410) 244-7608

Calculation of Registration Fee

Titles of		Proposed Maximum	Proposed Maximum
Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered(1)	Share	Price	Registration Fee
Common Stock, $.01 par value	34,765 Shares (2)	$20.00(3)	$695,000(3)	$82

(1)	This registration statement shall also cover pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of common stock that may become issuable in accordance with the provisions of the plans described herein as a result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding common stock that results in an increase in the number of shares of common stock outstanding.

(2)	Represents the number of shares subject to options for 34,765 shares assumed by Registrant pursuant to the Merger Agreement which were originally issued under the MediaSentry, Inc. 2004 Equity Incentive Plan or pursuant to individual stock option grant agreements.

(3)	Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act on the basis of the weighted average exercise price of the outstanding options assumed by the Registrant.

     Pursuant to the Agreement and Plan of Reorganization dated as of June 1, 2005 (the “Merger Agreement”) by and among SafeNet, Inc., a Delaware corporation (the “Registrant”), Sidecast Merger Corp, a Delaware corporation and a wholly-owned subsidiary of the Registrant (“Merger Sub”), MediaSentry, Inc., a Georgia corporation (“MediaSentry”), the representative of the shareholders of MediaSentry, Inc. and certain of the shareholders of MediaSentry, Inc., Merger Sub merged with and into MediaSentry and MediaSentry became a wholly-owned subsidiary of the Registrant (the “Merger”). The closing of the Merger occurred on June 10, 2005. Pursuant to the Merger Agreement, upon the effectiveness of the Merger, certain options to purchase common stock of MediaSentry that were outstanding prior to the Merger have been converted into options to purchase common stock of the Registrant. This registration statement on Form S-8 is intended to register an aggregate of 34,765 shares of common stock of the Registrant for issuance upon exercise of the stock options that were assumed by the Registrant pursuant to the Merger Agreement, which were originally issued under the MediaSentry, Inc. 2004 Equity Incentive Plan or an individual written arrangement with the holder (collectively, the “Plans”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I will be sent or given to employees participating in the Plans, as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (“SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The Registrant hereby incorporates by reference into this registration statement the following documents filed by it with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC on March 16, 2005, as amended by Form 10-K/A filed with the SEC on April 29, 2005;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed with the SEC on May 10, 2005;

•	Current Reports on Form 8-K filed with the SEC on June 6, 2005 and June 14, 2005, respectively; and

•	The description of the Registrant’s common stock contained in the Form 8-A Registration Statement filed with the SEC on September 16, 1992 and any amendment or report filed for the purpose of updating such description.

     All reports and other documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of this offering shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the date of filing thereof. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

     Not Applicable.

Item 5. Interests of Named Experts and Counsel.

     Not Applicable.

Item 6. Indemnification of Directors and Officers.

     The Registrant is organized under the laws of the State of Delaware. The Registrant’s Certificate of Incorporation, as amended and restated, provides that it shall indemnify its current and former directors, officers, employees and agents against any and all liabilities and expenses incurred in connection with their services in those capacities to the maximum extent permitted by Delaware law.

     The Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation has the power generally to indemnify its current and former directors, officers, employees and other agents (each, a “Corporate Agent”) against expenses and liabilities (including amounts paid in settlement) in connection with any proceeding involving such person by reason of his being a Corporate Agent, other than a proceeding by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful.

     In the case of an action brought by or in the right of the corporation, indemnification of a Corporate Agent is permitted if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to such indemnification.

     To the extent that a Corporate Agent has been successful on the merits or otherwise in the defense of such proceeding, whether or not by or in the right of the corporation, or in the defense of any claim, issue or matter therein, the corporation is required to indemnify such person for expenses in connection therewith. Under the DGCL, the corporation may advance expenses incurred by a Corporate Agent in connection with a proceeding, provided that the Corporate Agent undertakes to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification.

     The power to indemnify and advance the expenses under the DGCL does not exclude other rights to which a Corporate Agent may be entitled to under the Certificate of Incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

     The Registrant has entered into agreements with each of its directors and executive officers pursuant to which it has agreed to indemnify such persons to the maximum extent permitted by the DGCL and to advance expenses incurred by any such person in any proceeding in which such person is entitled to indemnification. The Registrant has also obtained insurance policies that provide coverage for its directors and officers in certain situations, including some situations where the Registrant cannot directly indemnify the directors or officers under Delaware law.

     Further, the Certificate of Incorporation contains provisions to eliminate the liability of the Registrant’s directors to the Registrant or its stockholders to the fullest extent permitted by Section 102(b)(7) of the DGCL, as amended from time to time.

     The purpose of these provisions is to assist the Registrant in retaining qualified individuals to serve as its directors, officers, employees and agents by limiting their exposure to personal liability for serving as such.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, is permitted to directors, officers or controlling persons of the Registrant, pursuant to the above mentioned laws or otherwise, the Registrant understands that the SEC is of the opinion that such indemnification may contravene federal public policy, as expressed in said Act, and therefore, may be unenforceable. Accordingly, in the event that a claim for such indemnification is asserted by any director, officer or a controlling person of the Company, and the SEC is still of the same opinion, the Registrant (except insofar as such claim seeks reimbursement by the Registrant of expenses paid or incurred by a director, officer of controlling person in successful defense of any action, suit or proceeding) will, unless the matter has theretofore been adjudicated by precedent deemed by counsel for the Registrant to be controlling, submit to a court of appropriate jurisdiction the question whether or not indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

     Not Applicable.

Item 8. Exhibits.

4.1	Specimen of Common Stock Certificate of Registrant (1)

4.2	Restated Certificate of Incorporation of Registrant (2)

4.3	By-laws of Registrant (3)

5	Opinion of Venable LLP as to the legality of securities being registered

15	None

23A	Consent of Venable LLP (included in Exhibit 5)

23B	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

24	Power of Attorney — See signature page

28	None

(1)	Filed as an exhibit to the Registration Statement on Form S-18 (File No. 33-28673) of the Registrant and incorporated herein by reference.

(2)	Filed as an exhibit to the Form 10-Q for the quarterly period ended June 30, 2002 and incorporated herein by reference.

(3)	Filed as an exhibit to the Form 10-Q for the quarterly period ended September 30, 2004 and incorporated herein by reference.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to any provision or arrangement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, at Belcamp, Maryland on the 23rd day of June, 2005.

SAFENET, INC.

By: /s/ Anthony A. Caputo
     ANTHONY A. CAPUTO, Chairman
     and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENT, that each of the undersigned whose signature appears below constitutes and appoints Anthony A. Caputo and Kenneth Mueller, and each of them (with full power of each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and on his behalf, and in his name, place and stead, in any and all capacities to execute and sign any and all amendments or post-effective amendments to this registration statement, or subsequent registration statements related to the shares registered hereby and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof and the Registrant hereby confers like authority on its behalf.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Anthony A. Caputo	Chairman and Chief Executive	June 23, 2005
ANTHONY A. CAPUTO	Officer (Principal Executive Officer)

/s/ Kenneth Mueller	Senior Vice President and Chief	June 23, 2005
KENNETH MUELLER	Financial Officer
(Principal Financial and Accounting Officer)

/s/ Thomas A. Brooks	Director	June 23, 2005
THOMAS A. BROOKS

/s/ Andrew E. Clark	Director	June 23, 2005
ANDREW E. CLARK

/s/ Shelly A. Harrison	Director	June 23, 2005
SHELLEY A. HARRISON

/s/ Ira A. Hunt, Jr.	Director	June 23, 2005
IRA A. HUNT, JR.

/s/ Bruce R. Thaw	Director	June 23, 2005
BRUCE R. THAW

/s/ Walter W. Straub	Director	June 23, 2005
WALTER W. STRAUB

/s/ Arthur L. Money	Director	June 23, 2005
ARTHUR L. MONEY